Exhibit 99.1

Response Biomedical Corp. Announces First Quarter

2016 Financial Results

VANCOUVER, British Columbia – May 16, 2016 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTC: RPBIF) a commercial stage in-vitro medical device company with products for the laboratory and point of care markets, today reported financial results for its first quarter ended March 31, 2016, including a 2016 GAAP net loss of $(1.3 million), or $(0.13) per share, compared with a GAAP net loss of $(1.1 million), or $(0.11) per share in 2015, and 2016 negative Adjusted EBITDA (a non-GAAP financial measure) of $(321,000), compared with a negative Adjusted EBITDA of $(655,000) in 2015.

“Sales in China in the first quarter of 2016 continued to be a challenge for us. We were successful in increasing non-China sales by 16%, improving gross margin by 10 percentage points and reducing operating costs by 15% thereby reducing our Adjusted EBITDA loss by 50% for the first quarter. However, China sales were down 30% from Q4 2015 and 56% from Q1 last year as our former national distributor continues to work through its excess inventory,” said Dr. Barbara Kinnaird, Chief Executive Officer of Response. “We have recently contracted with new distributors in China and continue to seek additional new distributors to recover and grow sales into added geographies within China.”

“Our collaboration with Joinstar continues and we expect the development stage of this project to be complete by the end of 2016. In April, we announced that we have been awarded a supplier contract with Vizient, the largest hospital Group Purchasing Organization in the United States. We are now beginning our marketing and promotional activities with Vizient’s members. In addition, we continue to focus on improving efficiencies and reducing costs while at the same time making strategic investments in high growth market segments,” added Dr. Kinnaird.

Financial highlights for the first quarter of 2016 include the following:

●	Total Q1 revenue of $2.2 million, down 38% from $3.5 million in Q1 2015;

●	Q1 Gross margin on product sales of 43.7%, up 10.2 percentage points, compared with 33.5% in Q1 2015;

●	15% reduction of Q1 operating expenses to $1.8 million compared to $2.2 million in Q1 2015;

●

Q1 2016 GAAP net loss of $(1.3 million), or $(0.13) per share, compared with a GAAP net loss of $(1.1 million), or $(0.11) per share in Q1 2015. These GAAP figures include a non-cash warrant liability valuation adjustment loss of $441,000 in Q1 2016 and a $55,000 gain in Q1 2015;

●	Excluding the non-cash warrant liability valuation adjustment, Q1 2016 Adjusted Net loss was $(809,000) compared with an Adjusted Net loss of $(1.2 million) in Q1 2015; and

●	Q1 2016 negative Adjusted EBITDA (a non-GAAP financial measure) of $(321,000), compared with a negative Adjusted EBITDA of $(655,000) in Q1 2015.

Financial results for the three months ended March 31, 2016:

●

Product sales decreased 36% to $2.1 million for the three months ended March 31, 2016 compared to $3.3 million for the same period in 2015. This decrease was primarily due to lower sales in China partially offset by increases in instrument and test sales outside of China.

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Collaborative revenue from the Joinstar collaboration was $113,000 in the three months ended March 31, 2016 compared to $269,000 in the comparative period in 2015. The difference is due to a change in estimate of the amortization period used to recognize revenue from the initial payments received from Joinstar to reflect the new expected completion of the development phase of the project of December 2016.

●

Gross margin on product sales increased to 43.7% for the three months ended March 31, 2016 compared to a gross margin of 33.5% in the same period of 2015. This increase is primarily due to manufacturing efficiencies, product mix, fewer promotional reader placements and a decrease in cardiovascular sales in China which are sold at relatively lower margins than sales outside of China. In addition, decreased manufacturing overhead costs and a decrease of estimated product warranties contributed to the gross margin increase.

●

Operating expenses decreased by 15% to $1.8 million for the three months ended March 31, 2016 compared to $2.2 million in the same period of 2015. This decrease is primarily due to lower legal, personnel and regulatory work associated with the timing of clinical and regulatory work being done in 2015 in addition to lower personnel costs as a result of a decrease in the number of sales employees in the U.S.

●

As a result of the changes described above, negative Adjusted EBITDA for the three months ended March 31, 2016 improved to $(321,000) compared to negative $(655,000) in the same period of 2015. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

●

GAAP Net loss for the three months ended March 31, 2016 totaled $(1.3 million), or $(0.13) per basic and diluted share, compared to $(1.1 million), or $(0.11) per basic share and diluted share, in the comparative 2015 period. The increase in GAAP Net loss was primarily due to a decrease in total revenue, a decrease in foreign exchange losses and an increase in the unrealized loss on revaluation of the warrant liability partially offset by a decrease in operating expenses and an improvement in gross margin.

●

Adjusted net loss improved by $346,000 during the three months ended March 31, 2016 to $(809,000) compared to $(1.2 million) in the comparable period in 2015. A reconciliation between Net loss and comprehensive loss and Adjusted net loss is included below.

●	Cash and cash equivalents as of March 31, 2016 were $1.0 million compared to $2.5 million as of December 31, 2015. The Company is actively pursuing additional financing.

For a further discussion of the Company’s financial results for the quarter ended March 31, 2016, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three months ended March 31, 2016 and 2015. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects as seen through the eyes of our management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with peer companies who use similar measures (although these measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures). These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net loss and comprehensive income loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, procalcitonin, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include: statements regarding our belief that our recently contracted new distributors in China and any additional new distributors will recover and grow sales into added geographies within China; our expectation that the development stage of the Joinstar collaboration project will be complete by the end of 2016 and we are eligible to receive a further US$792,000 in milestones during the remaining development project period; that we are now beginning our marketing and promotional activities with Vizient’s members; that we continue to focus on improving efficiencies and reducing costs while at the same time making strategic investments in high growth market segments; and that we are actively pursuing additional financing. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended March 31
	2016	2015
Product sales	$2,091	$3,271
Collaborative revenue	113	269
Total revenue	$2,204	$3,540
Cost of sales	1,177	2,176
Gross profit	$1,027	$1,364
Gross margin on product sales	43.7%	33.5%
Operating expenses	1,819	2,152
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	17	367
Adjusted net loss	$(809)	$(1,155)
Unrealized loss (gain) on revaluation of warrant liability	441	(55)
Net loss and comprehensive loss for the period	$(1,250)	$(1,100)
Loss per share - basic and diluted	$(0.13)	$(0.11)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended March 31
	2016	2015
Adjusted EBITDA	$(321)	$(655)
Interest expense and amortization of deferred financing costs and debt discount	191	235
Depreciation and amortization	206	210
Stock-based compensation	91	55
Unrealized loss (gain) on revaluation of warrant liability	441	(55)
Net loss and comprehensive loss for the period	$(1,250)	$(1,100)

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

	Three Months Ended March 31
	2016	2015
Adjusted net loss	$(809)	$(1,155)
Unrealized loss (gain) on revaluation of warrant liability	441	(55)
Net loss and comprehensive loss for the period	$(1,250)	$(1,100)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com